Filed pursuant to Rule 424(b)(3)
Registration File. No. 333-229782

CIM REAL ASSETS AND CREDIT FUND

Supplement No. 1, dated May 23, 2025,
to the Prospectus dated January 27, 2025

This prospectus supplement (the “Supplement No. 1”) is filed by CIM Real Assets & Credit Fund (the “Fund,” “we,” “us” or “our”) and forms part of the certain prospectus, dated January 27, 2025 (the “Prospectus”). This Supplement No. 1 contains information that amends, supplements or modifies certain information contained in the Prospectus dated January 27, 2025 of the Fund, and is part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at the Fund’s website, https://www.cimgroup.com/investment-platforms/credit/racr and at www.sec.gov. Capitalized terms used in this Supplement No. 1 have the same meanings as in the Prospectus, unless otherwise stated herein.

Before investing in our Common Shares, you should read carefully the Prospectus, the statement of additional information (the “SAI”) and all supplements thereto and consider carefully our investment objective, risks, fees and expenses. You should also carefully consider the “Risks” beginning on page 43 of the Prospectus before you decide to invest in our Common Shares.

At a meeting of the Fund held on May 22, 2025, the Board of Trustees of the Fund considered and approved an amended and restated Sub-Advisory Agreement (“Amended and Restated OFS Sub-Advisory Agreement”) with OFS Capital Management, LLC. Accordingly, all references to the current Sub-Advisory Agreement with OFS Capital Management in the Fund’s registration statement are hereby replaced with the Amended and Restated Sub-Advisory Agreement. A copy of the Amended and Restated Sub-Advisory Agreement will be available in the Fund’s Post-Effective Amendment No. 11 filed on May 23, 2025.

PROSPECTUS

Prospectus Summary

The first paragraph of the subsection titled “Management and Incentive Fees” on page 6 is hereby deleted and replaced in its entirety, as follows:

Pursuant to the amended and restated investment advisory agreement that the Fund has entered into with the Adviser (the “Investment Advisory Agreement”), and in consideration of the advisory services to be provided by the Adviser to the Fund, the Adviser is entitled to a fee consisting of two components — the Management Fee and the Incentive Fee (each as defined below). Pursuant to the Investment Sub-Advisory Agreement that the Adviser has entered into with the CIM Sub-Adviser (the “CIM Investment Sub-Advisory Agreement”), at the end of each calendar quarter, the Adviser shall designate 50% of the total management fees (base management fees plus any incentive fees payable to the Adviser by the Company) as CIM Sub-Advisory fees (the “CIM Sub-Advisory Fees”). The Adviser will pay the CIM Sub-Adviser a percentage of the CIM Sub-Advisory Fees equal to the percentage of unlevered equity capital attributable to all investments in Real Assets identified and sourced by the CIM Sub-Adviser.

Pursuant to an amended and restated Investment Sub-Advisory Agreement that the Adviser has entered into with the OFS Sub-Adviser, (the “Amended and Restated OFS Sub-Advisory Agreement”), the Adviser shall designate 50% of the total management fees (base management fees plus any incentive fees payable to the Adviser by the Fund) as OFS Sub-Advisory fees (the “OFS Sub-Advisory Fees”) provided, however, to the extent that any management fees (base management fees plus any incentive fees) payable to the Adviser by the Fund that relate to CMBS, the Adviser shall designate 25% of the total management fees (base management fees plus any incentive fees) payable to the Adviser by the Fund for such CMBS assets as OFS Sub-Advisory Fees. The Adviser will pay the OFS Sub-Adviser a percentage of the Sub-Advisory Fees equal to the percentage of unlevered equity capital attributable to all credit and credit-related investments and CMBS identified and sourced by the OFS Sub-Adviser. The Sub-Advisory Fees will be paid by the Adviser out of the fee the Adviser receives from the Fund, and will not impact the Fund’s expenses.

Management and Incentive Fees

The first paragraph of the section titled “Management and Incentive Fees” on page 98 is hereby deleted and replaced in its entirety, as follows:

Pursuant to the amended and restated investment advisory agreement that the Fund has entered into with the Adviser (the “Investment Advisory Agreement”), and in consideration of the advisory services to be provided by the Adviser to the Fund, the Adviser is entitled to a fee consisting of two components — the Management Fee and the Incentive Fee (each as defined below). Pursuant to the Investment Sub-Advisory Agreement that the Adviser has entered into with the CIM Sub-Adviser (the “CIM Investment Sub-Advisory Agreement”), at the end of each calendar quarter, the Adviser shall designate 50% of the total management fees (base management fees plus any incentive fees payable to the Adviser by the Company) as CIM Sub-Advisory fees (the “CIM Sub-Advisory Fees”). The Adviser will pay the CIM Sub-Adviser a percentage of the CIM Sub-Advisory Fees equal to the percentage of unlevered equity capital attributable to all investments in Real Assets identified and sourced by the CIM Sub-Adviser. Pursuant to an amended and restated Investment Sub-Advisory Agreement that the Adviser has entered into with the OFS Sub-Adviser, (the “Amended and Restated OFS Sub-Advisory Agreement”), the Adviser shall designate 50% of the total management fees (base management fees plus any incentive fees payable to the Adviser by the Fund) as OFS Sub-Advisory fees (the “OFS Sub-Advisory Fees”) provided, however, to the extent that any management fees (base management fees plus any incentive fees) payable to the Adviser by the Fund relate to CMBS, the Adviser shall designate 25% of the total management fees (base management fees plus any incentive fees) payable to the Adviser by the Fund for such CMBS assets as OFS Sub-Advisory Fees. The Adviser will pay the OFS Sub-Adviser a percentage of the Sub-Advisory Fees equal to the percentage of unlevered equity capital attributable to all credit and credit-related investments and CMBS identified and sourced by the OFS Sub-Adviser. The Sub-Advisory Fees will be paid by the Adviser out of the fee the Adviser receives from the Fund, and will not impact the Fund’s expenses.

Please retain this supplement for your future reference